EXHIBIT 10.1

AGREEMENT AND PLAN OF REORGANIZATION
BY AND BETWEEN
A.O.C. CORPORATION
AND
LENNOX INTERNATIONAL INC.
March 16, 2007

EXHIBIT A — Registration Rights Agreement
EXHIBIT B — Representations to the IRS in Connection with the Private Letter Ruling
EXHIBIT C — Accredited Investor Certificate
EXHIBIT D — Non-Accredited Investor Certificate

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered into as of this 16th day of March, 2007, by and between A.O.C. Corporation, a Texas corporation (“AOC”) and Lennox International Inc., a Delaware corporation (“LII”).

RECITALS

A. As of the date hereof, the assets of AOC consist of (i) 2,695,770 shares of common stock, par value $.01 per share, of LII (“LII Common Stock”), and (ii) cash.

B. Prior to the closing of the transactions contemplated hereby (the “Closing”), AOC intends to distribute to its shareholders as a pro rata dividend, all of its cash, less $1,000,000 retained to discharge AOC’s existing liabilities, including payments to dissenters, if any (the “Cash Dividend”).

C. AOC desires to sell all of its assets remaining after giving effect to the Cash Dividend, consisting of 2,695,770 shares of LII Common Stock (the “Assets”) to LII and LII desires to purchase the Assets on the terms and subject to the conditions contained in this Agreement.

D. For federal income tax purposes, the parties intend that the Reorganization shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder and that the execution of this Agreement will constitute adoption of a plan of reorganization under Section 368(a) of the Code and the regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements hereinafter set forth, the parties hereby, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

1.1  Certain Defined Terms.  As used in this Agreement, the terms set forth below have the following meanings:

“Accredited Investor” means “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Applicable Law” means any federal, state, local, municipal, foreign, international, multinational or other administrative statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Authority to which a specified person or property is subject.

“Assets” has the meaning set forth in the Recitals.

“AOC” has the meaning set forth in the preamble to this Agreement.

“AOC Common Stock” has the meaning set forth in Section 4.2.

“AOC Financial Statements” has the meaning set forth in Section 4.4.

“AOC Special Meeting” has the meaning set forth in Section 6.6.

“Cash Dividend” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in the Recitals.

“Closing Date” has the meaning set forth in Article III.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Consideration Certificate” has the meaning set forth in Section 2.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service of the United States or any successor entity.

“LII” has the meaning set forth in the preamble to this Agreement.

“LII Annual Meeting” has the meaning set forth in Section 6.5(i).

“LII Certificate” has the meaning set forth in Section 4.8.

“LII Common Stock” has the meaning set forth in the Recitals.

“Liabilities” has the meaning set forth in Section 2.1.

“Material Adverse Effect” means any change, circumstance, effect, event or fact that has a material and adverse effect on the business, assets, financial condition or results of operations, taken as a whole.

“New LII Shares” has the meaning set forth in Section 2.1.

“NYSE” means the New York Stock Exchange.

“NYSE Rules” means the NYSE Listed Company Manual.

“PPM” has the meaning set forth in Section 6.7.

“Private Letter Ruling” has the meaning set forth in Section 7.4.

“Proceeding” means any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding.

“Pro Rata Share” means with respect to an AOC Shareholder, a fraction, expressed as a percentage, the numerator of which is the number of shares of AOC Common Stock owned by such AOC Shareholder, and the denominator of which is the total number of shares of AOC Common Stock owned by all AOC Shareholders, in each case as determined on the Closing Date.

“Proxy Statement” has the meaning set forth in Section 6.5(ii).

“Registration Rights Agreement” means that certain Registration Rights Agreement between LII and each AOC Shareholder, providing for piggyback registration rights, substantially in the form attached hereto as Exhibit A.

“Reorganization” has the meaning set forth in Section 2.3.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Tax” or “Taxes” means any and all taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, plus all amounts due with respect to unclaimed property.

“Taxing Authority” means any government or subdivision, agency, commission or authority thereof having jurisdiction over the assessment, determination, collection or other imposition of Taxes.

“Tax Returns” means any and all statements, returns, reports and forms (including elections, declarations, claims for refund, amendments, schedules, information returns or attachments thereto) filed or required to be filed with a Taxing Authority relating to Taxes.

“TBCA” means the Texas Business Corporation Act.

ARTICLE II

PLAN OF REORGANIZATION

2.1  Sale of Assets; Consideration; No Liability.

(i) At the Closing and subject to the terms and conditions set forth in this Agreement, AOC shall convey, transfer and deliver the Assets to LII. In consideration therefor, at the Closing and subject to the terms and conditions set forth in this Agreement, LII shall deliver to AOC 2,239,589 shares (subject to reduction pursuant to section 2.6(i)) of LII Common Stock (the “New LII Shares”) issued in the names of the AOC Shareholders in such amounts as set forth in the Consideration Certificate. The New LII Shares will contain the following or similar legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT IN COMPLIANCE WITH THE REQUIREMENTS OF ALL SUCH LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION AND AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED BY SUCH LAWS.”

(ii) At least two business days prior to the Closing, AOC shall deliver to LII a certificate executed on behalf of AOC by its Chairman or President setting forth (a) the names and addresses of the AOC shareholders of record on the Closing Date (the “AOC Shareholders”); (b) the number of shares of AOC Common Stock owned by the AOC Shareholders on the Closing Date; (c) the number of New LII Shares to be issued to each AOC Shareholder in accordance with his or her Pro Rata Share and the exact name that should appear on each stock certificate representing that number of whole New LII Shares to be issued to each AOC Shareholder pursuant to this Section 2.1 and Section 2.2; (d) the decision by AOC either to distribute cash in lieu of fractional shares or to round the New LII Shares upward or downward pursuant to Section 2.6; and (e) the respective cash amounts in lieu of fractional shares payable to each AOC Shareholder or the results of such rounding pursuant to Section 2.6 (the “Consideration Certificate”).

(iii) LII shall not assume or become liable for any debts, liabilities or obligations of AOC, whether absolute or contingent, known or unknown, accrued or unaccrued or otherwise (collectively, the “Liabilities”).

2.2  AOC Liquidating Distribution; Dissolution.  Prior to the Closing, AOC shall distribute the Cash Dividend to its shareholders pro rata. As soon as practicable after the Closing Date but not later than 30 days thereafter, AOC shall distribute to the AOC Shareholders in accordance with their respective Pro Rata Share and in liquidation of AOC (i) the stock certificates representing the whole New LII Shares, (ii) the cash (if any) paid by LII in lieu of fractional shares pursuant to Section 2.6, and (iii) the assets (if any) of AOC remaining after the satisfaction of all of its Liabilities. Such distribution in liquidation of AOC shall be structured so that the issuance of the New LII Shares to the AOC Shareholders is exempt from registration under the Securities Act pursuant to Rule 506 of Regulation D promulgated thereunder. AOC agrees to take all steps necessary to dissolve AOC in a reasonable amount of time after the liquidating distribution and in no event later than 180 days following the Closing Date.

2.3  Reorganization.  The transfer by AOC of the Assets to LII in exchange for the New LII Shares, the pro rata distribution of the New LII Shares, cash in lieu of fractional New LII Shares and remaining assets to the AOC Shareholders in liquidation of AOC and the subsequent dissolution of AOC is referred to herein as the “Reorganization.”

2.4  Dissenter’s Rights.  Notwithstanding anything in this Agreement to the contrary, shares of AOC Common Stock outstanding immediately prior to the Closing Date and held by an AOC Shareholder who has not voted in favor of the Reorganization or consented thereto in writing and who has delivered to AOC a written objection to the Reorganization in accordance with Article 5.12 of the TBCA shall be entitled to payment of the fair value of such shares in accordance with the provisions of Articles 5.11 through 5.13, inclusive, of the TBCA; provided that if such AOC Shareholder fails to perfect or effectively withdraws or loses his or her right to payment of the fair value of his shares under the TBCA, such shares shall be treated as if they had been voted in favor of the Reorganization. AOC shall give LII prompt notice of any objections or demands received by AOC from any shareholder exercising his right to dissent, and, prior to the Closing Date, LII shall have the right to participate in all negotiations and proceedings with respect thereto. Prior to the Closing Date, AOC shall not, except with the prior written consent of LII, make any payment with respect to, or settle or offer to settle, any such objections or demands.

2.5  Stock Transfer Books.  AOC shall close its stock transfer books for a reasonable period prior to Closing, but in no event more than fifty (50) days, for the purpose of determining the AOC Shareholders entitled to receive New LII Shares pursuant to Section 2.2 and the number of AOC Shareholders who are not Accredited Investors. AOC shall provide LII with notice of any registration of transfers of AOC Common Stock that occur between the date of this Agreement and the closing of its stock transfer books.

2.6  Fractional Shares.  Notwithstanding any other provision of this Agreement, solely for the purpose of saving LII the expense and inconvenience of issuing and transferring fractional shares, no fractional shares of LII Common Stock will be issued. AOC shall determine, in its sole discretion, at least two business days prior to the Closing Date, whether to distribute cash in lieu of fractional shares or to round the fractional shares that would otherwise be received by each AOC Shareholder upward or downward, in each case, as described in this Section 2.6.

(i) If AOC determines to distribute cash in lieu of fractional shares, (a) any AOC Shareholder entitled to receive a fractional share of LII Common Stock but for this Section 2.6 shall be entitled to receive a cash payment in lieu thereof in an amount equal to the percentage of a whole share of LII Common Stock represented by such fractional share multiplied by $29.00, (b) LII shall deliver at Closing a check made payable to AOC in the aggregate amount of such cash payments to the AOC Shareholders in lieu of fractional shares, and (c) the aggregate number of New LII Shares to be delivered to AOC pursuant to Section 2.1 shall be reduced by such number of shares equal to the sum of all of all fractional shares for which cash is paid in lieu thereof pursuant to this Section 2.6(i).

(ii) If AOC determines to round the fractional shares, (a) each fractional share of LII Common Stock that any AOC Shareholder would otherwise receive but for this Section 2.6, shall be rounded upward or downward to the next whole number of New LII Shares, as determined by AOC in its sole discretion, and the aggregate number of shares to be received by such AOC Shareholder pursuant to this Agreement shall be adjusted accordingly as determined by AOC in its sole discretion and (b) the aggregate number of New LII Shares to be delivered to AOC pursuant to Section 2.1 shall not change.

(iii) The (i) decision by AOC either to (A) distribute cash in lieu of fractional shares or (B) round the New LII Shares upward or downward, and (ii) respective cash amounts payable to each AOC Shareholder or the results of such rounding, as applicable, shall be set forth in the Consideration Certificate.

ARTICLE III

THE CLOSING

The Closing shall occur at the offices of Thompson & Knight LLP, 1700 Pacific Avenue, Suite 3300, Dallas, Texas, 75201 at 9:00 a.m. on the third business day following the satisfaction or waiver of each of the conditions to the obligations of the parties set forth in Articles VII and VIII hereof to complete the Reorganization or such later date as the parties may mutually agree. The date on which the Closing takes place is herein referred to as the “Closing Date”.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AOC

AOC represents and warrants to LII as of the date of this Agreement as follows:

4.1  Organization and Existence.  AOC is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

4.2  Capitalization.  The authorized capital of AOC consists of 50,000 shares of common stock, par value $10.00 per share (the “AOC Common Stock”), of which 12,315 shares of AOC Common Stock are issued and outstanding. All of the outstanding shares of AOC Common Stock have been duly authorized and are validly issued, fully paid and non assessable and not subject to preemptive rights.

4.3  Power and Authority.  The Board of Directors of AOC has adopted a resolution declaring the advisability of, and recommending that the AOC shareholders approve this Agreement and the Reorganization. AOC has full corporate power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby, including the Reorganization. The execution, delivery and performance by AOC of this Agreement, and the consummation by AOC of the transactions contemplated hereby, including the Reorganization, have been duly authorized by all necessary corporate action (other than the approval of the Reorganization by the holders of AOC Common Stock in accordance with the TBCA and the AOC bylaws). This Agreement has been duly executed and delivered by AOC and constitutes, and each other agreement, instrument or document executed or to be executed by AOC in connection with the Reorganization has been, or when executed will be, duly executed and delivered by AOC and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of AOC enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.4  Financial Statements.  AOC has furnished LII with true and complete copies of the unaudited statement of assets and liabilities of AOC as of December 31, 2006 and the related unaudited statements of income of AOC for the quarterly period then ended (the “AOC Financial Statements”). The AOC Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the financial position of AOC as at the date thereof and the results of its operations and changes in financial position for the period then ended.

4.5  Absence of Certain Changes.  Except as reflected on the AOC Financial Statements, AOC has no debts, liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise. Except as contemplated hereby, since December 31, 2006, AOC has not incurred any material liability, except in the ordinary course of its business consistent with its past practice, nor has there been any change, or any event involving a prospective change, in the business, assets, financial condition or results of operations of AOC which has had, or is reasonably likely to have, a Material Adverse Effect on AOC. On the Closing Date, AOC will have no debts, liabilities, or obligations of any nature, whether accrued, absolute, contingent or otherwise, except those debts, liabilities or obligations for which cash amounts have been set aside in connection with this Agreement.

4.6  No Violation; Consents and Approvals.  Neither the execution, delivery and performance of this Agreement nor the consummation by AOC of the transactions contemplated herein will (i) violate any provision of the articles of incorporation or bylaws of AOC, (ii) violate any statute, law, judgment, writ, decree, order, regulation or rule of any court or Governmental Authority applicable to AOC or (iii) result in a violation or breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon the Assets pursuant to, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument or obligation to which AOC is subject.

4.7  Litigation.  There are no Proceedings pending or, to the knowledge of AOC, threatened against AOC.

4.8  Title to Assets.  The Assets are represented by one or more LII Common Stock certificate(s) issued in the name of AOC (the “LII Certificate”). The Assets are owned by AOC free and clear of any liens, claims, charges, options and encumbrances, except for the restricted legend on the LII Certificate. The Assets and cash represent all of the assets of AOC.

4.9  Governmental Approvals.  Except as may be obtained under state securities or “Blue Sky” laws, no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by AOC in connection with the execution, delivery or performance of this Agreement by AOC or the consummation of this Agreement.

4.10  Tax Matters.  AOC has duly filed all Tax Returns required to be filed with the IRS or other applicable Taxing Authority, and no extensions of the applicable statute of limitations with respect to any such Tax Return has been requested or granted and all such Tax Returns were true and correct in all material respects. AOC has timely paid all material Taxes and assessments currently due and payable by AOC. No notice of any proposed Tax deficiency, assessment or levy has been received by AOC that has not been fully resolved. AOC has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party.

4.11  No Brokers.  AOC has not retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of the Reorganization.

4.12  No Employees; No Employee Benefit Plans.  AOC has no employees and no employee benefit plans.

4.13  No Reliance.  Except for the representations and warranties made by AOC in this Agreement, including in any Exhibit hereto or in any other document, certificate or instrument delivered to LII at Closing by or on behalf of AOC in connection with this Agreement, AOC will not make any representation or warranty with respect to its business, operations, assets, liabilities, condition (financial or otherwise) or prospects. Without limiting the generality of the foregoing, LII acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to LII or any of their respective representatives.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LII

LII represents and warrants to AOC as of the date of this Agreement as follows:

5.1  Organization and Existence.  LII is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

5.2  Capitalization.  The authorized capital of LII consists of 200,000,000 shares of common stock, par value $.01 per share (the “LII Common Stock”), and 25,000,000 shares of preferred stock, par value $.01 per share. As of March 15, 2007, 68,059,113 shares of LII Common Stock and no shares of preferred stock are issued and outstanding. All of the outstanding shares of LII Common Stock have been duly authorized and are validly issued, fully paid and non assessable and are not subject to preemptive rights.

5.3  Power and Authority.  The Board of Directors of LII has adopted a resolution declaring the advisability of, and recommending that the LII stockholders approve the issuance of the New LII Shares pursuant to this Agreement. LII has full corporate power and authority to execute, deliver and perform this Agreement and the transactions contemplated hereby to be performed by it. The execution, delivery and performance by LII of this Agreement, and the consummation by LII of the transactions contemplated hereby to be performed by it, have been duly authorized by all necessary corporate action (other than the approval by the holders of LII Common Stock of the issuance of the New LII Shares pursuant to this Agreement, in accordance with the LII bylaws and the NYSE Rules). This Agreement has been duly executed and delivered by LII and constitutes, and each other agreement, instrument or document executed or to be executed by LII in connection with the Reorganization, including without limitation the Registration Rights Agreement, has been, or when executed will be, duly executed and delivered by LII and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of LII enforceable against it in accordance with its terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.4  No Violations; Consents and Approvals.  Neither the execution, delivery and performance of this Agreement nor the consummation by LII of the transactions contemplated herein will (i) violate any provision of the articles of incorporation or bylaws of LII, (ii) violate any statute, law, judgment, writ, decree, order, regulation or rule of any court or Governmental Authority applicable to LII or (iii) result in a violation or breach of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of LII pursuant to, any material contract, indenture, mortgage, loan agreement, note, lease or other instrument or obligation to which LII is subject, which, in the case of clauses (ii) and (iii), would reasonably be likely to have a Material Adverse Effect.

5.5  No Litigation.  There are no Proceedings pending or, to the knowledge of LII, threatened which would reasonably be expected to prevent or hinder consummation of the transactions contemplated hereby.

5.6  Listing.  The outstanding LII Common Stock is listed for trading on the NYSE.

5.7  No Brokers.  AOC has not retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of the Reorganization.

5.8  No Reliance.  Except for the representations and warranties made by LII in this Agreement, including in any Exhibit hereto or in any other document, certificate or instrument delivered to AOC at Closing by or on behalf of LII in connection with this Agreement, LII will not make any representation or warranty with respect to its business, operations, assets, liabilities, condition (financial or otherwise) or prospects. Without limiting the generality of the foregoing, AOC acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to AOC or any of their respective representatives.

ARTICLE VI

ADDITIONAL AGREEMENTS; COVENANTS OF PARTIES

6.1  Operation in the Ordinary Course of Business.  AOC shall ensure that all Liabilities arising before or after the Closing are timely discharged. Except as expressly contemplated hereby or necessary to consummate the Reorganization, AOC shall operate only in the ordinary course of business consistent with past practice.

6.2  Press Releases.  Except as may be required by Applicable Law or by the rules of the NYSE, neither AOC nor LII shall issue any press release with respect to this Agreement or the Reorganization without the prior consent of the other party (which consent shall not be unreasonably withheld under the circumstances). Any such press release required by Applicable Law or by the rules of any national securities exchange shall only be made after reasonable notice to the other party.

6.3  Listing.  LII agrees to prepare and submit an application to the NYSE for the listing of the New LII Shares on the NYSE.

6.4  Fees and Expenses.  AOC shall be responsible for the payment of all expenses incurred by AOC in connection with the Reorganization, including, without limitation, all fees and expenses of AOC’s legal counsel and accountants engaged by AOC to assist in the Reorganization. Subject to receipt of appropriate documentation, AOC shall also reimburse LII for all out-of-pocket expenses reasonably incurred by LII in connection with the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of LII’s legal counsel and accountants engaged by LII to assist in the Reorganization whether or not the Closing occurs; provided that the maximum amount of reimbursement to which LII is entitled is $250,000. Notwithstanding the foregoing, AOC shall have no obligation to reimburse LII’s out-of-pocket expenses pursuant to this Section 6.4 if the Board of Directors of LII withdraws or modifies its recommendation as provided in Section 6.5 and this Agreement is terminated pursuant to Section 9.1(vi).

6.5  LII Annual Meeting; Proxy Statement.

(i) LII shall submit a proposal to the holders of LII Common Stock to consider and vote upon the issuance of the New LII Shares pursuant to this Agreement at LII’s Annual Meeting of Stockholders currently scheduled to be held on May 17, 2007 (the “LII Annual Meeting”). The vote required for the approval of the issuance of the New LII Shares pursuant to this Agreement is described in Section 7.5(ii) of this Agreement, as required by Rule 312.03(b) of the NYSE Rules. The Board of Directors of LII shall, subject to its fiduciary obligations to LII under Applicable Law, taking into account the advice of counsel, recommend to the LII stockholders that they approve the issuance of the New LII Shares pursuant to this Agreement. For the avoidance of doubt, the Board of Directors may withdraw or modify its recommendation if it determines, after taking into account the advice of counsel, that the withdrawal or modification of the recommendation is necessary or desirable to comply with its fiduciary obligations to LII and its stockholders under Applicable Law.

(ii) LII shall prepare, shall file with the SEC under the Exchange Act and, promptly thereafter, shall mail to LII stockholders, a proxy statement with respect to the LII Annual Meeting. The term “Proxy Statement,” as used herein, means such proxy statement and all related proxy materials and all amendments and supplements thereto, if any. Subject to Section 6.5(i), the Proxy Statement shall contain the recommendation of the Board that holders of LII Common Stock vote in favor of the issuance of the New LII Shares pursuant to this Agreement. LII shall notify AOC reasonably promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Proxy Statement by the SEC, and LII shall supply AOC with copies of all correspondence between it and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the Proxy Statement. AOC shall cooperate with LII’s reasonable requests in preparing the Proxy Statement, and LII and AOC shall each use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement. LII and AOC each agree promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and LII further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated promptly to the LII stockholders, in each case as and to the extent required by Applicable Law.

6.6  AOC Special Meeting.  AOC shall, in accordance with the TBCA and AOC’s bylaws, duly call, give notice of, convene and hold a special meeting of the holders of AOC Common Stock (the “AOC Special Meeting”) as promptly as practicable after the date hereof (but no later than the date of the LII Annual Meeting) to consider and vote upon the adoption and approval of the Reorganization. The AOC shareholder vote required for the adoption and approval of the Reorganization shall be an affirmative vote of the holders of at least two-thirds of the outstanding shares of AOC Common Stock entitled to vote thereon, as required by Articles 5.10 and 6.03 of the TBCA and the AOC bylaws. The Board of Directors of AOC shall, subject to its fiduciary obligations to AOC under Applicable Law, taking into account the advice of counsel, recommend to such shareholders that they vote in favor of the adoption and approval of all matters necessary to effectuate the Reorganization.

6.7  Private Placement.  Promptly after the date hereof, LII shall prepare a private placement memorandum containing information in compliance with Rule 502 of Regulation D for the purposes of satisfying the exemption from registration of the New LII Shares under the Securities Act and Rule 506 of Regulation D promulgated thereunder (the “PPM”). As used herein, PPM includes such private placement memorandum and all amendments and supplements thereto, if any. LII shall use its reasonable best efforts to have the PPM completed so that it can be delivered with or as a part of the notice and proxy materials as part of the AOC Special Meeting. AOC shall cooperate with LII’s reasonable requests in preparing the PPM, and LII and AOC shall each use its reasonable best efforts to obtain and furnish the information necessary to complete the PPM within a reasonable period of time after the execution of this Agreement. The information provided by AOC and LII shall not contain any untrue statement of a material fact or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. LII and AOC each agree promptly to correct any information provided by it for use in the PPM if and to the extent that such information shall have become false or misleading in any material respect, and LII and AOC further agree to use their reasonable best efforts to cause the PPM as so corrected to be disseminated to the extent required by Applicable Law. LII shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) reasonably required to be taken under any applicable state securities laws in connection with the issuance of securities pursuant to the PPM.

6.8  Cooperation and Information.  The parties shall cooperate fully with each other in connection with the preparation of the Proxy Statement, the PPM, and the Private Letter Ruling and the filing of the Proxy Statement and Private Letter Ruling with the applicable Governmental Authority, and shall obtain and furnish to each other the information required to be included (based upon the advice of its counsel) in such documents and filings.

6.9  Tax-Free Reorganization.  Promptly after the date of this Agreement, AOC and LII shall prepare and submit the Private Letter Ruling with the IRS. AOC shall notify LII reasonably promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Private Letter Ruling from the IRS, and AOC shall supply LII with copies of all correspondence between it and its representatives, on the one hand, and the IRS or members of its staff, on the other, with respect to the Private Letter Ruling. AOC, after consultation with LII, shall use its reasonable best efforts to respond promptly to any comments made by the IRS with respect to the Private Letter Ruling. AOC and LII agree to treat the Reorganization as a reorganization within the meaning of Section 368(a) of the Code and to file all Tax Returns consistently with such treatment and to not take a position with any Taxing Authority inconsistent with such treatment. In connection with the Private Letter Ruling regarding such tax treatment, AOC and LII shall make to the IRS the representations contained (and ascribed to each of them) in Exhibit B hereto.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF AOC

The obligations of AOC to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or before the Closing Date of each of the following conditions:

7.1  Representations and Warranties True.  All the representations and warranties of LII contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent that any such representation or warranty is made as of a specified date, such representation or warranty shall have been true and correct as of such specified date.

7.2  Covenants and Agreements Performed by LII.  LII shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

7.3  Compliance Certificate.  AOC shall have received certificates to the effect set forth in Sections 7.1 and 7.2, dated the Closing Date, signed on behalf of LII by a duly authorized officer.

7.4  Tax Ruling.  AOC shall have obtained a ruling from the IRS with respect to the Reorganization in form and substance reasonably satisfactory to AOC to the effect that, based on the facts and assumptions stated therein, for Federal income tax purposes the Reorganization will qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Private Letter Ruling”).

7.5  Shareholder Approval.

(i) The holders of at least two-thirds of the outstanding shares of AOC Common Stock entitled to vote thereon shall have duly and validly approved the Reorganization and all other actions necessary to effectuate the Reorganization.

(ii) The holders of at least 50% of the outstanding shares of LII Common Stock entitled to vote thereon shall have cast a vote in respect of the proposal contained in the Proxy Statement to issue New LII Shares pursuant to this Agreement and such proposal shall have been duly and validly approved by at least a majority of the votes cast.

7.6  Regulatory Approvals.  All necessary approvals, registrations, and exemptions under federal and state securities laws shall have been obtained.

7.7  Stock Exchange Listing.  The New LII Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

7.8  Legal Proceedings.  On the Closing Date, other than suits to enforce this Agreement, there shall not be (i) any effective injunction, writ, or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that any aspect of the Reorganization not be consummated, or (ii) any Proceeding pending in which it is or may be sought to prohibit, substantially delay, or rescind this Agreement or any aspect of the Reorganization or to obtain an award of damages in connection with the Reorganization and which, in the good faith judgment of either of the parties, is material.

7.9  Stock Certificates; Cash in Lieu of Fractional Shares.  AOC shall have received stock certificates representing the whole New LII Shares in the name and denomination as set forth in the Consideration Certificate and, if applicable, a check by LII made payable to AOC in the aggregate amount of cash payments to AOC Shareholders in lieu of fractional shares pursuant to Section 2.6.

7.10  Registration Rights Agreement.  LII shall have delivered to AOC an executed copy of the Registration Rights Agreement.

7.11  Dissenters.  The number of shares of AOC Common Stock outstanding immediately prior to the Closing Date and held by an AOC Shareholder who has not voted in favor of the Reorganization or consented thereto in writing and who has delivered to AOC a written objection to the Reorganization in accordance with Article 5.12 of the TBCA shall be less than 5% of the total number of shares of AOC Common Stock outstanding immediately prior to the Closing Date.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF LII

The obligations of LII to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or before the Closing Date of each of the following conditions:

8.1  Representations and Warranties True.  All the representations and warranties of AOC contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date; provided that to the extent that any such representation or warranty is made as of a specified date, such representation or warranty shall have been true and correct as of such specified date.

8.2  Covenants and Agreements Performed by AOC.  AOC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

8.3  Compliance Certificate.  LII shall have received certificates to the effect set forth in Sections 8.1 and 8.2, dated the Closing Date, signed on behalf of AOC by a duly authorized officer.

8.4  Tax Ruling.  AOC shall have obtained the Private Letter Ruling in form and substance reasonably satisfactory to LII.

8.5  Shareholder Approval.

(i) The holders of at least two-thirds of the outstanding shares of AOC Common Stock entitled to vote thereon shall have duly and validly approved the Reorganization and all other actions necessary to effectuate the Reorganization.

(ii) The holders of at least 50% of the outstanding shares of LII Common Stock entitled to vote thereon shall have cast a vote in respect of the proposal contained in the Proxy Statement to issue New LII Shares pursuant to this Agreement and such proposal shall have been duly and validly approved by at least a majority of the votes cast.

8.6  Regulatory Approvals.  All necessary approvals, registrations, and exemptions under federal and state securities laws shall have been obtained.

8.7  Legal Proceedings.  On the Closing Date, other than suits to enforce this Agreement, there shall not be (i) any effective injunction, writ, or temporary restraining order or any other order of any nature issued by a court or Governmental Authority of competent jurisdiction directing that any aspect of the Reorganization not be consummated, or (ii) any Proceeding pending in which it is or may be sought to prohibit, substantially delay, or rescind this Agreement or any aspect of the Reorganization or to obtain an award of damages in connection with the Reorganization and which, in the good faith judgment of either of the parties, is material.

8.8  LII Certificate.  LII shall have received the LII Certificate, together with such stock powers or other instruments duly authorized on behalf of AOC dated the Closing Date as are reasonably satisfactory to LII, evidencing the sale, assignment, transfer, and conveyance by AOC to LII of the Assets in accordance with the terms hereof.

8.9  Consideration Certificate.  LII shall have received the Consideration Certificate at least two business days prior to the Closing Date.

8.10  Dissenters.  The number of shares of AOC Common Stock outstanding immediately prior to the Closing Date and held by an AOC Shareholder who has not voted in favor of the Reorganization or consented thereto in writing and who has delivered to AOC a written objection to the Reorganization in accordance with Article 5.12 of the TBCA shall be less than 5% of the total number of shares of AOC Common Stock outstanding immediately prior to the Closing Date.

8.11  Registration Rights Agreement.  AOC shall have delivered to LII a copy of the Registration Rights Agreement duly executed by each AOC Shareholder.

8.12  Non-Accredited Investors.  There shall be no more than thirty-five (35) AOC Shareholders who are not Accredited Investors.

8.13  Investment Certificate.  LII shall have received a certificate in the form of Exhibit C hereto duly executed by each AOC Shareholder that is an Accredited Investor and a certificate in the form of Exhibit D hereto duly executed by each AOC Shareholder that is not an Accredited Investor.

ARTICLE IX

TERMINATION

9.1  Termination Prior to Closing.  This Agreement may be terminated and the Reorganization abandoned at any time prior to the Closing in the following manner:

(i) by mutual written consent of AOC and LII;

(ii) by AOC or LII after September 30, 2007, if the Closing shall not have occurred by the close of business on such date, so long as the failure to consummate the Reorganization on or before such date does not result from a breach of this Agreement by the party seeking termination of this Agreement;

(iii) by AOC, if (A) any of the representations and warranties of LII contained in this Agreement shall not be true and correct when made or at any time prior to the Closing as if made at and as of such time or (B) LII shall have failed to fulfill any of their obligations in this Agreement in all material respects; and, in the case of each of clauses (A) and (B), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within five days of actual knowledge thereof by LII;

(iv) by LII, if (A) any of the representations and warranties of AOC contained in this Agreement shall not be true and correct when made or at any time prior to the Closing as if made at and as of such time or (B) AOC shall have failed to fulfill any of their obligations in this Agreement in all material respects; and, in the case of each of clauses (A) and (B), such misrepresentation, breach of warranty, or failure (provided it can be cured) has not been cured within five days of actual knowledge thereof by AOC;

(v) by AOC or LII, if the AOC shareholders do not approve the Reorganization at the AOC Special Meeting as described in Section 7.5(i) of this Agreement; or

(vi) by AOC or LII, if the LII stockholders do not approve the Reorganization at the LII Annual Meeting as described in Section 7.5(ii) of this Agreement.

9.2  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1 by LII, on the one hand, or AOC, on the other, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the provisions contained in this Article IX and Article X and in Section 6.4 shall survive the termination hereof. Nothing contained in this Section shall relieve any party from liability for any willful breach of this Agreement.

ARTICLE X

MISCELLANEOUS

10.1  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing Date. This Section 10.1 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Closing Date.

10.2  Notices.  Any notice required or permitted to be given under this Agreement must be in writing and shall be deemed delivered three days after it is deposited in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified, with a return receipt requested. Notice delivered by facsimile transmission (with the original being mailed the next day) shall be deemed to have been delivered on the day it is faxed to the recipient. Notice served in any other manner shall be deemed to have been given only if and when received by the addressee. For purposes of notices, the addresses of the parties shall be initially as set forth below. A party may change its address for purposes of this Section 10.2 by giving notice of such change of address to the other party in the manner herein provided for giving notice.

(i) if to AOC:

A.O.C. Corporation
c/o Service Experts Inc. [4T]
2140 Lake Park Boulevard
Richardson, Texas
Dallas, Texas 75080
Attention: Thomas W. Booth
Facsimile: (972) 497-6948

with copies to:

Thompson & Knight LLP
1700 Pacific Avenue, Suite 3300
Dallas, Texas 75201
Attention: Ann Marie Cowdrey
Facsimile: (214) 969-1751

(ii) if to LII:

Lennox International Inc.
2140 Lake Park Blvd.
Richardson, Texas 75080
Attention: William F. Stoll, Jr.
Facsimile: (972) 497-6660

with copies to:

Baker Botts LLP
2001 Ross Avenue
Dallas, Texas 75201-2980
Attention: Douglass M. Rayburn
Facsimile: (214) 661-4634

10.3  Entire Agreement; Incorporation By Reference.  This Agreement, together with the Exhibits, which are incorporated by reference herein, and the Registration Rights Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. No representations or warranties, other than those specifically set forth herein or in documents delivered pursuant to the terms hereof, are being made by the parties, notwithstanding any oral or written management presentations or other information provided by one party to the other.

10.4  Amendment.  This Agreement may not be amended except by an instrument in writing executed by both parties hereto.

10.5  Binding Effect; Assignment; No Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties (by operation of law or otherwise) without the prior written consent of the other party, which consent may be withheld or denied in their sole and absolute discretion. Nothing expressed or referred to in this Agreement shall be construed to give any Person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall enure to a successor or permitted assignee under this Agreement.

10.6  Severability.  If any provision of this Agreement is held to be unenforceable, then this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect to the maximum extent permitted by Applicable Law.

10.7  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal, substantive laws of the State of Texas, without giving effect to the conflict of laws rules thereof.

10.8  Headings.  The descriptive headings in this Agreement are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

10.9  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Remainder of this page intentionally left blank]

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the dates set forth by their signatures below, to be effective as of the date set forth above.

A.O.C. CORPORATION

By:	/s/ Tom Booth
Name: Tom Booth

Title:	President, AOC

LENNOX INTERNATIONAL INC.

By:	/s/ William F. Stoll, Jr.
Name: William F. Stoll

Title:	Chief Legal Officer